As filed with the Securities and Exchange Commission on January 3, 2025

Registration No. 333-283818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PODCASTONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-2503373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

345 North Maple Drive, Suite 295

Beverly Hills, CA 90210

(310) 858-0888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kit Gray

President

PodcastOne, Inc.

345 North Maple Drive, Suite 295

Beverly Hills, CA 90210

(310) 858-0888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sasha Ablovatskiy, Esq.

Jonathan Shechter, Esq.

Foley Shechter Ablovatskiy LLP

641 Lexington Avenue, 14th Floor

New York, NY 10022

Telephone: (212) 335-0466

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 3, 2025

PODCASTONE, INC.

2,014,001 Warrants to Purchase up to 2,014,001 Shares of Common Stock

Up to 2,014,001 Shares of Common Stock underlying the 2,014,001 Warrants

This prospectus relates to the offer and resale from time to time of (i) 2,014,001 warrants to purchase up to an aggregate of 2,014,001 shares of common stock, $0.00001 par value per share (the “common stock”), of PodcastOne, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), exercisable at a price of $3.00 per share (subject to adjustment as provided therein) (the “Bridge Warrants” or the “Warrants”), and (ii) up to 2,014,001 shares of common stock issuable upon the exercise of the 2,014,001 Warrants (the “Shares” and together with the Warrants, the “Securities”), by the selling stockholders identified in this prospectus (together with any of such stockholders’ transferees, pledgees, donees or successors) (the “Selling Stockholders”). The Warrants were issued to the Selling Stockholders in a private placement pursuant to the Subscription Agreements entered into by the Company with each of the Selling Stockholders on July 15, 2022.

The Selling Stockholders may sell all or a portion of the Securities from time to time, in amounts, at prices and on terms determined at the time of sale. The Securities may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 21. The Selling Stockholders may also sell the Shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

We will not receive any proceeds from the sale or other disposition of the Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

We are registering the offer and sale of the Securities pursuant to certain registration rights granted to the Selling Stockholders. The registration of the Securities does not necessarily mean that any Selling Stockholder will offer or sell any of their Securities or exercise their Warrants. The timing and amount of any sale or exercise is within the sole discretion of the Selling Stockholders. We are not offering for sale any shares of our common stock pursuant to this prospectus.

Our common stock is listed for trading on The Nasdaq Capital Market, or “Nasdaq,” under the symbol “PODC.” On December 27, 2024, the last reported sale price of our common stock was $2.3288.

Investing in our securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus from our filings made with the U.S. Securities and Exchange Commission. See “Risk Factors” on page 6 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2025.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed materially since such date.

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ABOUT THIS PROSPECTUS

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

PodcastOne, Inc. and its consolidated subsidiaries are referred to herein as “PodcastOne,” the “Company,” “we,” “us” and “our,” unless we state otherwise or the context indicates otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or other comparable terms. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference herein or therein regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important risks and factors that could cause those differences include, but are not limited to:

Risks Related to Our Business and Industry

●	We have incurred significant operating and net losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

●	We may require additional capital, including to fund our and/or LiveOne’s current debt obligations and to fund potential acquisitions and capital expenditures, which may not be available on terms acceptable to us or at all and which depends on many factors beyond our control.

●	If LiveOne does not comply with the provisions of the ABL Credit Facility, the ABL Credit Facility lender may terminate their obligations to LiveOne, accelerate its debt and with respect to the ABL Credit Facility, require LiveOne and/or us to repay all outstanding amounts owed thereunder.

●	Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of shares of our common stock and penny stock trading.

●	There is substantial doubt about our ability to continue as a going concern.

●	We face and will continue to face competition for ad-supported listening time.

●	Our business is dependent upon the performance of our podcasts and their talent.

●	Significant up-front and/or minimum guarantees required under certain of our podcast license agreements may limit our operating flexibility and may adversely affect our business, operating results, and financial condition.

●	If we fail to increase the number of listeners consuming our podcast content, our business, financial condition and results of operations may be adversely affected.

●	Our revenue and operating results are highly dependent on the overall demand for advertising. Factors that affect the amount of advertising spending, such as economic downturns, can make it difficult to predict our revenue and could adversely affect our business.

●	Increases in the costs in relation to podcast content creators, such as higher podcast MGs and/or talent revenue share compensation and costs of discovering and cultivating a top podcast content creator, may have an adverse effect on our business, financial condition and results of operations.

●	Negative media coverage could adversely affect our business.

Risks Related to Our Company

●	If we are unable to establish and maintain effective disclosure controls and internal controls over financial reporting, our ability to produce accurate financial statements on a timely basis or prevent fraud could be impaired, and the market price of our securities may be negatively affected.

●	We may face litigation and other risks as a result of the restatement of our previously issued financial statements and related matters.

●	We heavily depend on relationships with our content providers and other industry stakeholders and adverse changes in these relationships, could adversely affect our business, financial condition and results of operations.

●	LiveOne and/or our Company may not have sufficient cash flow from our and LiveOne’s business operations to make payments on its then current indebtedness and/or our indebtedness, if any.

●	We rely on key members of our management and the loss of their services or investor confidence in them could adversely affect our success, development and financial condition.

●	Unfavorable outcomes in legal proceedings may adversely affect our business, financial conditions and results of operations.

●	We will continue to incur significant increased costs as a result of operating as a public company.

Risks Related to Our Relationship with LiveOne and its Indebtedness

●	LiveOne’s debt agreements contain restrictive and financial covenants that may limit our operating flexibility, and LiveOne’s substantial indebtedness may limit cash flow available to us to invest in the ongoing needs of our business.

●	LiveOne may not have the ability to repay the amounts then due under its ABL Credit Facility at maturity.

●	We are a “controlled company” within the meaning of the corporate governance standards of The Nasdaq Capital Market as a result of the completion of the Spin-Out. As a result, we qualify for, but do not currently intend to rely on exemptions from corporate governance standards, and accordingly, we intend for you to have the same protections afforded to stockholders of companies that are not a “controlled company” and are subject to all corporate governance requirements of The Nasdaq Capital Market.

●	We may have conflicts of interest with LiveOne and, because of (i) certain provisions in our Amended and Restated Certificate of Incorporation, as amended, relating to related person transactions and corporate opportunities, (ii) agreements we have and will enter into with LiveOne in connection with our completed Direct Listing, and (iii) LiveOne’s controlling beneficial ownership interest in our Company, we may not be able to resolve such conflicts on terms favorable to us.

●	We may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with LiveOne.

Risks Related to Technology and Intellectual Property

●	Regulatory and business practice developments relating to personal information of our users and/or failure to adequately protect the personal information of our users may adversely affect our business.

Risks Related to Our Acquisition Strategy

●	We can give no assurances as to when we will consummate any future acquisitions or whether we will consummate any of them at all.

●	A number of other companies are seeking to make acquisitions in our industry, which may make our acquisition strategy more difficult or expensive to pursue.

Risks Related to the Ownership of Our Common Stock

●	We have a limited operating history as a publicly-traded company, and, as a result, our past results may not be indicative of future operating performance.

●	Our stock price may be volatile, and could decline significantly and rapidly.

●	An active, liquid, and orderly market for our common stock may not develop or be sustained.

●	LiveOne owns substantial majority percentage of our common stock and voting power and will be able to exert significant control over matters subject to stockholder approval.

●	Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan or any acquisition agreement, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

●	Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

●	We cannot guarantee that LiveOne’s stock repurchase program will be consummated fully or that it will enhance our long-term shareholder value. Repurchases of our stock could also increase the volatility of the trading price of our stock and could diminish our cash reserves.

●	We are currently a “smaller reporting company,” and our election to comply with the reduced disclosure requirements as a public company may make it more challenging for investors to analyze our results of operations and financial prospects and may make our common stock less attractive to investors.

●	We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, as well as the risk factors incorporated by reference in this prospectus, discussed under “Item 1A-Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and under similar headings in our subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, that could cause actual results or events to differ materially from the forward-looking statements that we make. Therefore, you should not rely on the occurrence of events described in any of these forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 6, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Overview

We are a leading podcast platform and publisher that makes its content available to audiences via all podcasting distribution platforms, including PodcastOne’s website (www.podcastone.com), Apple Podcasts, Spotify, Amazon Music and more. We are a majority owned subsidiary of LiveOne, Inc., a Delaware corporation and a Nasdaq-listed company (“LiveOne”). We have recently been ranked #13 on the list of Top Podcast Publishers by the podcast metric company Podtrac, as a leading podcast publisher.

On September 8, 2023, we completed our spin-out from LiveOne and our direct listing on The Nasdaq Capital Market (the “Spin-Out”) and our shares of common stock began trading on the Nasdaq under the symbol of “PODC”. On September 21, 2023, we changed our corporate name to “PodcastOne, Inc.” After the completion of the Spin-Out, we became a standalone publicly traded company trading on The Nasdaq Capital Market. We remain a majority owned subsidiary of LiveOne. We intend to mitigate risk by acquiring multiple assets over time and across a broad spectrum of podcast related media and companies. We intend to develop these assets to provide returns via organic growth, revenue production, out-licensing or sale. As a result of the completion of the spin-out of our Company from LiveOne, we became a standalone publicly traded company trading on The NASDAQ Capital Market. We remain a majority owned subsidiary of LiveOne. We intend to mitigate risk by acquiring multiple assets over time and across a broad spectrum of podcast related media and companies. We intend to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spin out.

We also produce vodcasts (video podcasts), branded podcasts, merchandise, and live events on behalf of our talent and clients. With a proven 360-degree advertiser solution for multiplatform integration opportunities and hyper-targeting, we deliver millions of monthly impressions, 5.7+ million monthly unique listeners, and 19+ million IAB monthly downloads. With content covering all verticals (i.e. sports, entertainment, true-crime, business, audio dramas, self-growth, etc.), we provide a platform for brands to reach their most sought after targeted audiences.

Our operating model is focused on offering white glove service to our shows, talent, and advertising clients. With an in-house sales, production, marketing, and tech team, we believe PodcastOne delivers more to clients and talent than any other publisher in the marketplace. This allows us to scale our operations while attracting talent who bring in brand advertisers and revenue. We earn revenue through the sale of embedded host read ads, dynamic ads (host read and otherwise), segment sponsorships, and programmatic monetization channels. We also provide the opportunity for clients to have 100% share of voice with branded podcast episodes or series as well as live tours, merch, and IP ownership for original programming.

In addition to our core business, we also build, own and operate a solution for the growing number of independent podcasters, LaunchpadOne. LaunchpadOne is a free innovative self-publishing podcast hosting, distribution, and monetization platform that provides an end-to-end podcast solution, created to provide a low or no cost tool for independent podcasters without access to parent podcasting networks or state of the art equipment to create shows. LaunchpadOne serves as a talent pool for us to find new podcasts and talent.

We have experienced significant growth in recent years driven by increased advertising activity. For the years ended March 31, 2024 and 2023, our revenue was $43.3 million and $34.6 million, respectively, representing year-over-year growth of 25%.

We are more than a podcast company. We are in the relationship business. Brands and creators partner with us to reach consumers who will purchase, listen and subscribe to their favorite PodcastOne podcasts across the audio landscape. We offer content for every type of listener with verticals including reality TV, sports, true crime self-help, and business. The visibility and reach of our network is evident with shows which consistently rank in the top 100 on the Apple Charts.

Podcasts

In the United States, podcasts have historically been and are expected to continue to develop as a high growth segment within the next five years. An estimated 177 million Americans have listened to a podcast at some point in their life, with “superfans” consuming over 11 hours of content per week in 2021. Driven by product innovations and content accessibility, the podcast market represents significant growth and monetization potential in the long term.

Business Model

We are an Ad-Supported Service that provides free content to listeners via their mobile and desktop devices. We generate revenue from the sale of audio, video and social advertising delivered through advertising impressions. We generally enter into arrangements with advertising agencies that purchase advertising on our platform on behalf of the agencies’ clients. These advertising arrangements typically specify the type of advertising product, pricing, insertion dates, and number of impressions in a stated period. Revenue for our Ad-Supported segment is affected primarily by the number of a show’s listeners and our ability to provide innovative advertising products that are relevant to our Ad-Supported Users and enhance returns for our advertising partners. Our advertising strategy centers on the belief that advertising products that are based on content and are relevant to the Ad-Supported User can enhance Ad-Supported Users’ experiences and provide even greater returns for advertisers through the strength of our host-read embedded promos. According to a Super Listener Survey in 2021, an estimated 49% of listeners believe the hosts actually use the products and services they recommend and 60% of podcast listeners say they have bought something from hearing a podcast ad. Offering advertisers additional ways to purchase advertising on a programmatic basis is another key way that we expand our portfolio of advertising products and enhance advertising revenue. Furthermore, we continue to focus on analytics and measurement tools to evaluate, demonstrate, and improve the effectiveness of advertising campaigns on our platform.

When we onboard new talent both parties have the common interest of creating content that advertisers want to purchase. We craft our deals with a percentage split of the advertising revenue (host-read embedded ads, DAI and programmatic) which strengthens our partnerships because when advertisers spend, we all win.

When we are onboard new talent both parties have the common interest of creating content that advertisers want to purchase. We craft our deals with a percentage split of the advertising revenue (host-read embedded ads, DAI and programmatic) which strengthens our partnerships because when advertisers spend, we all win.

PodcastOne is a Leading Podcasting Company

PodcastOne is a leading advertiser-supported, on-demand digital audio network. With a 360-degree solution, including content creation, brand integration and distribution, PodcastOne sees more than 436 million downloads annually, across 275 episodes produced weekly. Today, a large global audience has access to over 200 podcasts distributed by PodcastOne whenever and wherever they want. We were one of the first podcast companies and transformed the podcast industry by allowing users to stream audio content (podcasts) on demand. In contrast, traditional radio relies on a linear distribution model in which stations and channels are programmed to deliver a limited programming options with little freedom of choice.

We are one of the largest independent podcast publishers with deep routed relationships with our creators, advertisers and distribution platforms. With over 5.5M unique downloads a month in the US and 29M global streams and downloads, PodcastOne’s portfolio continues to grow with engaged listeners and top tier talent. We have recently been ranked #13 on the list of Top Podcast Publishers by the podcast metric company Podtrac, as a leading podcast publisher.

We offer content across verticals so there is something for everyone. The power of our network and brands is evident through our shows which consistently rank in the top 100 on the Apple Charts. Furthermore, we have built a promotional strategy that enables discoverability of PodcastOne shows just by being a listener of a show in the same vertical. For example, if you are listening to a PodcastOne true crime show, you will likely hear a promo about another true crime show from PodcastOne.

We are more than a podcast company. We are in the relationship business. Every day, brands and creators partner with us to reach consumers who will listen and subscribe to PodcastOne podcasts across the audio landscape. We relentlessly focus on creating entertaining, informative, quality content. Our brand reflects culture by turning a vast portfolio of compelling personalities and stories into entertaining and engaging listening experiences which connect our large audience to the world around them.

Corporate Information

We are a Delaware corporation incorporated on February 5, 2014. On July 1, 2020, we were acquired by LiveOne and became its wholly owned subsidiary. On July 15, 2022, we completed a private placement offering (the “Notes Financing”) of our unsecured convertible notes to certain accredited investors and institutional investors for gross proceeds of $8.8 million. We completed our Spin-Out on September 8, 2023 and our shares of common stock began trading on the Nasdaq under the symbol of “PODC”. As a result of the Spin-Out, we became LiveOne’s majority owned subsidiary. On September 21, 2023, we changed our corporate name to “PodcastOne, Inc.” Our principal executive offices are located at 345 North Maple Drive, Suite 295, Beverly Hills, CA 90210.

Available Information

Our main corporate website address is www.podcastone.com. Copies of our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, Current Reports on Form 8-K and our other reports and documents filed with or furnished to the SEC, and any amendments to the foregoing, will be provided without charge to any shareholder submitting a written request to the Secretary at our principal executive offices or by calling (310) 858-0888. All of our SEC filings are also available on our website at https://www.podcastone.com as soon as reasonably practicable after having been electronically filed or furnished to the SEC. All of our SEC filings are also available at the SEC’s website at www.sec.gov.

We provide notifications of news or announcements regarding our financial performance, including SEC filings, investor events, and press and earnings releases on the investor relations section of our corporate website. Investors can receive notifications of new press releases and SEC filings by signing up for email alerts on our website. Further corporate governance information, including our board committee charters and code of ethics, is also available on our website at https://www.podcastone.com. The information included on our website or social media accounts, or any of the websites of entities that we are affiliated with, is not incorporated by reference into this prospectus or in any other report or document we file with the SEC, and any references to our website or social media accounts are intended to be inactive textual references only.

Background of the Offering

On July 15, 2022, we completed a private placement offering (the “PC1 Bridge Loan”) of our unsecured convertible notes with an original issue discount of 10% (the “OID”) in the aggregate principal amount of $8.8 million (the “PC1 Notes”) to the Selling Stockholders, for net cash proceeds of $7.4 million, net of placement agent fees of $0.7 million, pursuant to the Subscription Agreements entered into with the Selling Stockholders (the “Subscription Agreements”). In connection with the sale of the PC1 Notes, the Selling Stockholders received warrants (the “PC1 Warrants”) to purchase a number of shares of our common stock. The PC1 Notes were scheduled to mature on July 15, 2023, subject to a one-time three-month extension at our election. We elected the extension and extended the maturity date to October 15, 2023. The PC1 Notes bore interest at a rate of 10% per annum payable on maturity. The PC1 Notes were to automatically convert into the securities of our Company sold in a Qualified Financing (an initial public offering of our securities from which our trading market at the closing of such offering is a national securities exchange) or Qualified Event (a direct listing of our securities on a national securities exchange), as applicable, upon the closing of a Qualified Financing or Qualified Event, as applicable, at a price per share equal to the lesser of (i) the price equal to $60.0 million divided by the aggregate number of shares of our common stock outstanding immediately prior to the closing of a Qualified Financing or Qualified Event, as applicable (assuming full conversion or exercise of all convertible and exercisable securities of our Company then outstanding, subject to certain exceptions), and (ii) 70% of the offering price of the shares (or whole units, as applicable) in the Qualified Financing or 70% of the initial listing price of the shares on a national securities exchange in the Qualified Event, as applicable. Each holder of the PC1 Notes (other than LiveOne) may at such holder’s option require our Company to redeem up to 45% of the principal amount of such holder’s PC1 Notes (together with accrued interest thereon, but excluding the OID), in aggregate up to $3,000,000 for all of the PC1 Notes (other than those held by LiveOne), immediately prior to the completion of a Qualified Financing or a Qualified Event, as applicable, with such redemption to be made pro rata to the redeeming holders of the PC1 Notes (the “Optional Redemption”).

LiveOne agreed (i) not to effect a Qualified Financing or a Qualified Event, as applicable, unless immediately following such event LiveOne owns no less than 66% of our Company’s equity, unless in either case otherwise permitted by the written consent of the holders of the majority of the PC1 Notes (excluding LiveOne) (the “Majority Noteholders”) and LiveOne’s senior lender, as applicable, (ii) that until a Qualified Financing or a Qualified Event, as applicable, is consummated, LiveOne guaranteed the repayment of the PC1 Notes when due (other than the Bridge Notes issued to LiveOne) and any interest or other fees due thereunder, and (iii) that if we have not consummated a Qualified Financing or a Qualified Event, as applicable, by February 15, 2023, March 15, 2023 or April 15, 2023, as applicable, unless in either case permitted by the written consent of the Majority Noteholders, we were required to redeem $1,000,000 of the then outstanding PC1 Notes pro rata from the PC1 Notes holders (other than the PC1 Notes issued to LiveOne) by the tenth calendar day of each month immediately following such respective date, up to an aggregate redemption of $3,000,000 over the course of such three months, each of which shall be distributed to the holders of the PC1 Notes (other than LiveOne) on a prorated basis (the “Early Redemption”).

We further agreed to register the shares of our common stock issuable upon conversion of the PC1 Notes and exercise of the PC1 Warrants in connection with a Qualified Financing or a Qualified Event. The registration statement of which this prospectus is a part is being filed to satisfy such requirements. If we did not file such registration statement on or prior to April 15, 2023, we were required to prepay $1,000,000 of the PC1 Notes pro rata to the PC1 Notes holders (other than LiveOne), and if we did not file such registration statement on or prior to July 15, 2023, we would be required to prepay $2,000,000 of the PC1 Notes pro rata to the PC1 Notes holders (other than LiveOne) (the “Reg St Redemption”). We filed such original registration statement before April 15, 2023, and therefore the Reg St. Redemption was not applicable. We were not required to redeem or repay more than a total of $3,000,000 of the principal amount of the PC1 Notes as a result of the Optional Redemption, the Early Redemption and/or the Reg St Redemption.

During the year ended March 31, 2024, we redeemed $3.0 million of principal on the PC1 Notes.

On September 8, 2023, we completed a Qualified Event (the “Spin-Out”)) as a result of our direct listing on The NASDAQ Capital Market on such date (the “Direct Listing”). In connection with such completed Qualified Event, all of the remaining PC1 Notes (including interest thereunder) in the aggregate amount of approximately $7.02 million converted into approximately 2,341,000 shares of our common stock.

THE OFFERING

We are registering for resale by the Selling Stockholders (i) 2,014,001 Warrants to purchase up to an aggregate of 2,014,001 shares of our common stock and (ii) up to 2,014,001 shares of our common stock issuable upon the exercise of the 2,014,001 Warrants (referred to in this prospectus as the Warrant Shares) as described below.

Securities being offered by the Selling Stockholders:	(i) 2,014,001 Warrants to purchase up to an aggregate of 2,014,001 shares of our common stock, exercisable at a price of $3.00 per share (subject to adjustment as provided therein), and (ii) up to 2,014,001 Warrant Shares issuable upon the exercise of the 2,014,001 Warrants(1)

Common stock outstanding prior to offering:	24,846,839 shares(1)

Common stock outstanding after the offering:	26,860,840 shares(1)(2)

Terms of the offering:	Each Selling Stockholder will determine when and how it will sell the Securities offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds:	All the Securities sold under this prospectus will be sold or otherwise disposed of for the account of the Selling Stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. Assuming the exercise in full of all such Warrants for cash, we will receive up to an aggregate of approximately $6.0 million from the exercise of all of the Warrants. See “Use of Proceeds” beginning on page 12 of this prospectus.

Market for Common Stock:	Our common stock is listed on The Nasdaq Capital Market under the symbol “PODC.” The Warrants are not listed on Nasdaq, any national securities exchange or any other nationally recognized trading system.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully consider all the information included or incorporated by reference in this prospectus prior to investing in our common stock. In particular, we urge you to carefully read the “Risk Factors” section beginning on page 6 of this prospectus and in the documents incorporated by reference in this prospectus.

(1)	The number of shares of common stock outstanding after this offering is based on 24,846,839 shares of our common stock issued and outstanding as of December 27, 2024, and excludes:

●

2,000,000 shares of our common stock pursuant to our 2022 Equity Incentive Plan (the “2022 Plan”), that are reserved for future issuance to our employees, directors and consultants, of which 875,060 shares of our common stock are underlying outstanding awards under the 2022 Plan as of December 27, 2024;

●	3,114,001 shares of common stock issuable upon the exercise of our outstanding warrants as of December 27, 2024.

(2)	This amount reflects up to 2,014,001 Warrant Shares issuable upon the exercise of the 2,014,001 Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein, including any risk factors contained in our Annual Report on Form 10-K, filed with the SEC on July 1, 2024, and in our other reports filed with the SEC and in future reports that we will file periodically or any amendments or updates thereto. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to the Offering

We have broad discretion over the use of the net proceeds from the exercise of any Warrants for cash and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the price of our common stock.

Our board of directors and management will have broad discretion over the application of the net proceeds that we receive from any exercise of the Warrants for cash. We may spend or invest these proceeds in ways with which our stockholders disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of the Warrants for cash, together with our existing cash resources as described in “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

You may lose all of your investment.

Investing in our common stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock.

There is no public market for the Warrants.

The Warrants are not listed on an exchange. A liquid trading market for the Warrants may never develop, or if developed, it may not be sustained. In the absence of a liquid public trading market for the Warrants:

●	you may not be able to liquidate your investment in the Warrants;

●	you may not be able to resell the Warrants at favorable prices, or at all;

●	the market price of the Warrants may experience significant price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders.

An active trading market for our common stock may not be maintained.

Our stock is currently traded on The Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our common stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

Risks Related to our Common Stock

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan and any acquisition or financing agreement, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity and/or convertible securities, our stockholders may experience substantial dilution. We may sell or otherwise issue our common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell or issue our common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent issuances. These issuances may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders. We may pay for future acquisitions with additional issuances of shares of our common stock as well, which would result in further dilution for existing stockholders.

Pursuant to our 2022 Plan, there are 2,000,000 shares of our common stock reserved for future issuance to our employees, directors and consultants. If our board of directors elects to issue additional shares of our common stock, stock options, restricted stock units and/or other equity-based awards under the 2022 Plan, our stockholders may experience additional dilution, which could cause our stock price to fall.

The market price of our common stock may be highly volatile.

The trading price of our common stock may be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	issuance of our equity and/or debt securities, or disclosure or announcements relating thereto;

●	the lack of a meaningful, consistent and liquid trading market for our common stock;

●	additional shares of our common stock being sold into the market by us or our stockholders or the anticipation of such sales;

●	our convertible debt securities being converted into equity or the anticipation of such conversion;

●	announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	changes in operating performance and stock market valuations of companies in our industry;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us;

●	regulatory developments in the United States and foreign countries; and

●	other events or factors, including those resulting from the impact of war or incidents of terrorism, other epidemics, or responses to these events.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

We cannot guarantee that LiveOne’s stock repurchase program will be consummated fully or that it will enhance our long-term shareholder value. Repurchases of our stock could also increase the volatility of the trading price of our stock and could diminish our cash reserves.

LiveOne has announced that its senior management and/or board of directors has authorized the repurchase of up to approximately $12.0 million worth of shares of LiveOne’s and/or our outstanding common stock from time to time, subject to any applicable approvals and consents. The timing, price, and quantity of purchases under the program will be at the discretion of LiveOne’s management and will depend upon a variety of factors including share price, general and business market conditions, compliance with applicable laws and regulations, corporate and regulatory requirements, and alternative uses of capital. The program may be expanded, suspended, or discontinued by LiveOne’s board of directors at any time. Although LiveOne’s board of directors has authorized this stock repurchase program, there is no guarantee as to the exact number of shares of our common stock, if any, that will be repurchased by LiveOne, and LiveOne may discontinue purchases at any time that management determines additional purchases are not warranted. We cannot guarantee that the program will be consummated, fully or all, or that it will enhance long-term stockholder value. The program could affect the trading price of our common stock and increase volatility, and any announcement of a termination of this program may result in a decrease in the trading price of our common stock. In addition, this program could diminish our cash reserves.

LiveOne owns substantial majority percentage of our common stock and voting power and will be able to exert significant control over matters subject to stockholder approval. Our Executive Chairman, Robert Ellin, and stockholders affiliated with him own a significant percentage of LiveOne common stock and will be able to exert significant control over matters subject to stockholder approval.

LiveOne beneficially owns a substantial majority of the shares of our outstanding common stock and voting power and will be able to exert significant control over matters subject to stockholder approval. In addition, Robert Ellin, our Executive Chairman, and his affiliates beneficially own approximately 22.1% of shares of LiveOne’s common stock issued and outstanding as of December 27, 2024. Therefore, LiveOne and Mr. Ellin and stockholders affiliated with him may have the ability to influence us through their ownership positions. LiveOne and Mr. Ellin and these stockholders may be able to determine or significantly influence all matters requiring stockholder approval. For example, LiveOne and Mr. Ellin and these stockholders, acting together, may be able to control or significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

 Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), and Amended and Restated Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the DGCL, our Amended and Restated Bylaws and indemnification agreements that we have entered or intend to enter into with our directors and officers will provide that:

●	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

●	the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons; and

●	we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees, and agents.

While we have procured directors’ and officers’ liability insurance policies, such insurance policies may not be available to us in the future at a reasonable rate, may not cover all potential claims for indemnification, and may not be adequate to indemnify us for all liability that may be imposed.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, agents, or stockholders to us or our stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against us or any of our current or former directors, officers, other employees, agents, or stockholders arising pursuant to any provision of the DGCL or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving us that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) the exclusive forum provisions are intended to benefit and may be enforced by us, our officers and directors, the financial advisors to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering; and (iv) any person or entity purchasing or otherwise acquiring or holding any interest in our shares of capital stock will be deemed to have notice of and consented to these provisions. Nothing in our current Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court, to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums, and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision that will be contained in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”), has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that securities or industry analysts publish about us. Securities and industry analysts currently provide publish limited research focused on our Company. If the current securities or industry analysts do not provide extensive coverage or commence coverage of our Company, the price and trading volume of our shares of common stock could be negatively impacted. If other securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our shares of common stock or publish inaccurate or unfavorable research about our Company, the price of our shares of common stock would likely decline. Furthermore, if one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our shares of common stock could decrease, which might cause the price of our shares of common stock and trading volume to decline.

We are currently a “smaller reporting company,” and our election to comply with the reduced disclosure requirements as a public company may make it more challenging for investors to analyze our results of operations and financial prospects and may make our common stock less attractive to investors.

We are currently considered to be a “smaller reporting company” as defined by the SEC’s revised rules. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financing statements, providing simplified executive compensation disclosures in our filings, being exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of our internal control over financial reporting, and having certain other decreased disclosure obligations in our filings with the SEC. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects. We will remain a smaller reporting company if we have either (i) a public float of less than $250 million held by non-affiliates as of the last business day of the second quarter of our then current fiscal year or (ii) annual revenues of less than $100 million during such recently completed fiscal year with less than $700 million in public float as of the last business day of the second quarter of such fiscal year.

If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our shares of common stock will be influenced by the research and reports that securities or industry analysts publish about us. Securities and industry analysts currently provide publish limited research focused on our Company. If the current securities or industry analysts do not provide extensive coverage or commence coverage of our Company, the price and trading volume of our shares of common stock could be negatively impacted. If other securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our shares of common stock or publish inaccurate or unfavorable research about our Company, the price of our shares of common stock would likely decline. Furthermore, if one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our shares of common stock could decrease, which might cause the price of our shares of common stock and trading volume to decline.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Section 382 and 383 (“Section 382 and 383”) of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating losses (“NOLs”) and tax credits existing as of the date of such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company and any change in ownership arising from new issuances of stock by the company. As a result of these Section 382 and 383 limitations, any ownership changes as defined by Section 382 and 383 may limit the amount of NOL carryforwards that could be utilized annually to offset future taxable income.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Additionally, any credit and security agreement that we may enter into in the future will likely contain covenants that will restrict our ability to pay dividends. Any return to stockholders will therefore be limited to the appreciation of their stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (Section 404), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the listing of our common stock on The Nasdaq Capital Market; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, and limit the market price of our common stock.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will include provisions that:

●	authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;

●	specify that special meetings of our stockholders can be called only by our board of directors;

●	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors; and

●	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

These provisions may discourage, delay or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. In addition, these provisions may frustrate, discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of our Company, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their common stock at a price above the prevailing market price. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our common stock in an acquisition.

USE OF PROCEEDS

All of the Securities offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from the sale or other disposition of the Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. The Warrants are exercisable on a net exercise cashless basis or for cash at the option of the holder. If any of the Warrants are exercised on a cashless basis, we will not receive any cash payment from the applicable Selling Stockholder upon any such exercise. Assuming the exercise in full of all such Warrants for cash, we will receive up to an aggregate of approximately $6.0 million from the exercise of all of the Warrants.

We intend to use our net proceeds from the cash exercised of the Warrants, if any, for general corporate purposes, to support commercial operations, working capital, repayment of indebtedness and for potential acquisitions. The amounts and timing of any expenditures will vary depending on the amount of cash generated by the cash exercise of the Warrants, if any, and our plans and business conditions.

We will bear all other costs, fees and expenses incurred in effecting the registration of the warrants (including shares of common stock underlying such warrants) covered by this prospectus. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

See “Selling Stockholders” and “Plan of Distribution” described below.

BACKGROUND OF THE OFFERING

See “Selling Stockholders ⸺ Material Transactions with the Selling Stockholders” described below.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the Selling Stockholders and the shares of common stock beneficially owned by them, which information is available to us as of December 27, 2024 based upon information provided to us by the Selling Stockholders or to the best of our knowledge. The Selling Stockholders may collectively offer up to 2,014,001 shares of common stock underlying the 2,014,001 Warrants and the 2,014,001 Warrants under this prospectus from time to time and may elect to sell under this prospectus some, all or none of the shares and Warrants offered for resale by this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the Selling Stockholders. In addition, a Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares of common stock or Warrants since the date on which such Selling Stockholder provided information for this table. We have not made independent inquiries about such transfers or dispositions. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. See the section entitled “Plan of Distribution” beginning on page 21.

As used in this prospectus, the term “Selling Stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a subsequent amendment or supplement to this prospectus, and their donees, pledgees, assignees, transferees, distributees or other successors-in-interest that receive any Securities in any non-sale transfer after the date of this prospectus. None of the Selling Stockholders or any persons having control over such Selling Stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years except as described below.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities). The percentage of shares beneficially owned prior to the offering is based on 24,846,839 shares of our common stock issued and outstanding as of December 27, 2024.

In accordance with the terms of the Subscription Agreements with the Selling Stockholders, this prospectus generally covers the resale of at least 100% of the number of the shares of our common stock issuable pursuant to the exercise of the 2,014,001 Warrants as of December 27, 2024. Because the exercise price of the Warrants may be adjusted (in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction), the number of shares of our common stock that will actually be issued may be more or less than the number of shares being offered by this prospectus.

	Warrants			Shares of Common Stock
Name	Warrants with the following number of underlying shares beneficially owned prior to offering#	Warrants with the following number of underlying shares registered for sale hereby#	Warrants with the following number of underlying shares owned after this offering	Number of shares of common stock beneficially owned prior to offering†	Maximum Number of shares of common stock registered for sale hereby†£#	Number of shares of common stock beneficially owned after offering§	Percentage of common stock beneficially owned after offering††
3i, LP (1)	36,667	36,667	—	62,996	36,667	26,329	*
Alpha Sherpa Capital Limited (2)	36,667	36,667	—	62,996	36,667	26,329	*
Bigger Capital Fund LP (3)	91,667	91,667	—	157,489	91,667	65,822	*
David Bliss (4)	36,667	36,667	—	62,996	36,667	26,329	*
Cavalry Investment Fund LP (5)	55,000	55,000	—	94,493	55,000	39,493	*
James Derrick Clore (6)	36,667	36,667	—	62,996	36,667	26,329	*
Michael Daniels (7)	27,500	27,500	—	47,246	27,500	19,746	*
District 2 Capital Fund LP (8)	91,667	91,667	—	157,489	91,667	65,822	*
Scott Dols (9)	183,333	183,333	—	314,976	183,333	131,643	*
Charles M. Ellingburg (10)	36,667	36,667	—	62,996	36,667	26,329	*
Firstfire Global Opportunities Fund LLC (11)	73,333	73,333	—	125,990	73,333	52,657	*
James Foreman & Michelle Foreman (12)	66,000	66,000	—	113,392	66,000	47,392	*
Thomas Genrich (13)	73,333	73,333	—	125,990	73,333	52,657	*
Harbor Gates Capital, LLC (14)	36,667	36,667	—	62,996	36,667	26,329	*
Brian Henry (15)	18,333	18,333	—	31,497	18,333	13,164	*
Joseph Gunnar & Co., LLC (16)	167,833	167,833	—	167,833	167,833	⸺	*
Kantor Family Investments, Inc. (17)	36,667	36,667	—	62,996	36,667	26,329	*
Mitchell Kersch (18)	55,000	55,000	—	94,493	55,000	39,493	*
William Leonard & Monica Leonard (19)	29,333	29,333	—	50,396	29,333	21,063	*
Mercer Street Global Opportunity Fund, LLC (20)	183,333	183,333	—	314,976	183,333	131,643	*
Gary S. Mintz (21)	18,333	18,333	—	31,497	18,333	13,164	*
John Murphy (22)	36,667	36,667	—	62,996	36,667	26,329	*
John Nash (23)	183,333	183,333	—	314,976	183,333	131,643	*
Brett Nesland (24)	18,333	18,333	—	31,497	18,333	13,164	*
Orca Capital GmbH (25)	36,667	36,667	—	62,996	36,667	26,329	*
William Pullano (26)	36,667	36,667	—	62,996	36,667	26,329	*
Elisha Rothman (27)	36,667	36,667	—	62,996	36,667	26,329	*
Nicholas Seminario (28)	18,333	18,333	—	31,497	18,333	13,164	*
Walleye Opportunities Master Fund Ltd. (29)	183,333	183,333	—	314,976	183,333	131,643	*
Warberg WF X LP (30)	36,667	36,667	—	62,996	36,667	26,329	*
Warberg WF XI LP (31)	36,667	36,667	—	62,996	36,667	26,329	*

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
†	Beneficial ownership includes shares of our common stock as to which a person or group has sole or shared voting power or dispositive power. Subject to the blocker described below, shares of our common stock registered hereunder are convertible within 60 days of December 27, 2024, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person holding such convertible securities, but are not deemed outstanding for computing the percentage of any other person.
††	Percentages are based on 24,846,839 shares of common stock outstanding as of December 27, 2024.
£	Represents shares of our common stock issuable to such Selling Stockholder upon the exercise of the Warrant issued to such Selling Stockholder being registered for resale hereby.
§

Represents shares of our common stock beneficially owned by such Selling Stockholder as of December 27, 2024, and assumes the sale of the maximum number of Securities to be sold pursuant to this prospectus.

#	The Warrants are subject to certain beneficial ownership limitations that prohibit the holder thereof from exercising any portion thereof if, following the exercise, such holder’s ownership of our common stock would exceed the relevant warrant’s ownership limitation of either 4.99% or 9.99%.
(1)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. Maier Tarlow, Manager of 3i, LP, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, 3i, LP. The principal business address of 3i, LP is 140 Broadway, 38th Fl., New York, NY 10005. Mr. Tarlow disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(2)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the Bridge Warrants issued to, the Registered Stockholder. Ludwig Donnert, the CEO of Alpha Sherpa Capital Limited, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Alpha Sherpa Capital Limited. The principal business address of Alpha Sherpa Capital Limited is Unit 501, 5F, The L Plaza, 367-375 Queen’s Road Central, Hong Kong. Mr. Donnert disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(3)	Consists of (i) 65,822 shares of our common stock beneficially owned by, and (ii) 91,667 shares of our common stock issuable upon exercise of the 91,667 Bridge Warrants issued to, the Registered Stockholder. Michael Bigger, Managing Member of Bigger Capital Fund LP, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Bigger Capital Fund LP. The principal business address of Bigger Capital Fund LP is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135. Mr. Bigger disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(4)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by David Bliss as a Registered Stockholder. The address for Mr. Bliss is 710 Pradera Way, San Ramon, CA 94583. Mr. Bliss disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(5)	Consists of (i) 39,493 shares of our common stock beneficially owned by, and (ii) 55,000 shares of our common stock issuable upon exercise of the 55,000 Bridge Warrants issued to, the Registered Stockholder. Thomas Walsh, the Managing Member of Cavalry Investment Fund LP, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Cavalry Investment Fund LP. The principal business address of Cavalry Investment Fund LP is 82 E. Allendale Rd., Suite 5B, Saddle River, NJ 07458. Mr. Walsh disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(6)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by James Derrick Clore as a Registered Stockholder. The address for Mr. Clore is 4606 W. 126th St., Zionsville, IN 46077.
(7)	Consists of (i) 19,746 shares of our common stock beneficially owned by, and (ii) 27,500 shares of our common stock issuable upon exercise of the 27,500 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Michael Daniels as a Registered Stockholder. The address for Mr. Daniels is 70 Pine Street, New York, NY 10005.
(8)	Consists of (i) 65,822 shares of our common stock beneficially owned by, and (ii) 91,667 shares of our common stock issuable upon exercise of the 91,667 Bridge Warrants issued to, the Registered Stockholder. Michael Bigger, Managing Member of the GP of District 2 Capital Fund LP, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, District 2 Capital Fund LP. The principal business address of District 2 Capital Fund LP is 14 Wall St., 2nd Fl., Huntington, NY 11743. Mr. Bigger disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(9)	Consists of (i) 131,643 shares of our common stock beneficially owned by, and (ii) 183,333 shares of our common stock issuable upon exercise of the 183,333 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Scott Dols as a Registered Stockholder. The address for Mr. Dols is 19822 Wetherby Lane, Lutz, FL 33549.
(10)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Charles M. Ellingburg as a Registered Stockholder. The address for Mr. Ellingburg is 6 Fern Cove, Flowood, MS 39232.
(11)	Consists of (i) 52,657 shares of our common stock beneficially owned by, and (ii) 73,333 shares of our common stock issuable upon exercise of the 73,333 Bridge Warrants issued to, the Registered Stockholder. Eli Fireman, Managing Member of Firstfire Global Opportunities Fund LLC, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Firstfire Global Opportunities Fund LLC. The principal business address of Firstfire Global Opportunities Fund LLC is 1040 1st Avenue, Suite 190, New York, NY 10022. Mr. Fireman disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(12)	Consists of (i) 47,392 shares of our common stock beneficially owned by, and (ii) 66,000 shares of our common stock issuable upon exercise of the 66,000 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by James Foreman and Michelle Foreman, collectively as a Registered Stockholder. The address for Mr. Foreman and Ms. Foreman is 3723 Turnberry Circle, Houston, TX 77025.
(13)	Consists of (i) 52,657 shares of our common stock beneficially owned by, and (ii) 73,333 shares of our common stock issuable upon exercise of the 73,333 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Thomas Genrich, as a Registered Stockholder. The address for Mr. Genrich is 7201 Rand Road 2222, Apt 2401, Austin, TX 78730.
(14)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. Michael Sobeck, Manager of Harbor Gates Capital, LLC, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Harbor Gates Capital, LLC. The principal business address of Harbor Gates Capital, LLC is 53 Palmeras Street, Suite 601, San Juan, Puerto Rick 00901. Mr. Sobeck disclaims beneficial ownership in such securities, except for his pecuniary interest therein.

(15)	Consists of (i) 13,164 shares of our common stock beneficially owned by, and (ii) 18,333 shares of our common stock issuable upon exercise of the 18,333 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Brian Henry, collectively as a Registered Stockholder. The address for Mr. Henry is 570 Sea Oak Drive, Vero Beach, FL 32963.
(16)	Represents shares of our common stock issuable upon exercise of the Placement Agent Warrants issued to the Registered Stockholder as the placement agent for the offering of the Bridge Notes. Stephan Stein, President of Joseph Gunnar & Co., LLC, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Joseph Gunnar & Co., LLC. The principal business address of Joseph Gunnar & Co., LLC is 1000 RXR Plaza, East Tower, 10th Fl., Uniondale, NY 10004. Mr. Stein disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(17)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. Brian Kantor, President of Kantor Family Investments, Inc., has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Kantor Family Investments, Inc. The principal business address of Kantor Family Investments, Inc. is 21290 N.E. 23rd Avenue, Miami, FL 33180. Mr. Kantor disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(18)	Consists of (i) 39,493 shares of our common stock beneficially owned by, and (ii) 55,000 shares of our common stock issuable upon exercise of the 55,000 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Mitchell Kersch, as a Registered Stockholder. The address for Mr. Kersch is 22 Glenwood Lane, Roslyn Heights, NY 11577.
(19)	Consists of (i) 21,063 shares of our common stock beneficially owned by, and (ii) 29,333 shares of our common stock issuable upon exercise of the 29,333 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by William Leonard and Monica Leonard, collectively as a Registered Stockholder. The address for Mr. Leonard and Ms. Leonard is 103 Roe Lane, Port Jefferson, NY 11777.
(20)	Consists of (i) 131,643 shares of our common stock beneficially owned by, and (ii) 183,333 shares of our common stock issuable upon exercise of the 183,333 Bridge Warrants issued to, the Registered Stockholder. Jonathan Juchno, Managing Member of Mercer Street Global Opportunity Fund, LLC, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Mercer Street Global Opportunity Fund, LLC. The principal business address of Mercer Street Global Opportunity Fund, LLC is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131. Mr. Juchno disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(21)	Consists of (i) 13,164 shares of our common stock beneficially owned by, and (ii) 18,333 shares of our common stock issuable upon exercise of the 183,333 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Gary S. Mintz, as a Registered Stockholder. The address for Mr. Mintz is 822 E. Capitol Street NE, Washington, DC 20003.
(22)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by John Murphy, as a Registered Stockholder. The address for Mr. Murphy is 6514 Deane Hill Drive, Knoxville, TN 37919.
(23)	Consists of (i) 131,643 shares of our common stock beneficially owned by, and (ii) 183,333 shares of our common stock issuable upon exercise of the 183,333 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by John Nash, as a Registered Stockholder. The address for Mr. Nash is 1780 S. Post Oak Lane, Houston, TX 77056.
(24)	Consists of (i) 13,164 shares of our common stock beneficially owned by, and (ii) 18,333 shares of our common stock issuable upon exercise of the 183,333 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Brett Nesland, as a Registered Stockholder. The address for Mr. Nesland is 13835 N Tatum Ave., Phoenix, AZ 85032.
(25)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. Wolfgang Burkhardt, Managing Member of Orca Capital GmbH, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Orca Capital GmbH. The principal business address of Orca Capital GmbH is Sperlring 2, Pfaffenhofen, 85276, Germany. Mr. Burkhardt disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(26)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by William Pullano, as a Registered Stockholder. The address for Mr. Pullano is 7050 Manse Street, Forest Hills, NY 11375.
(27)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Elisha Rothman, as a Registered Stockholder. The address for Ms. Rothman is 3370 N.E. 190th Street, Apt. 3900, Aventura, FL 33180.
(28)	Consists of (i) 13,164 shares of our common stock beneficially owned by, and (ii) 18,333 shares of our common stock issuable upon exercise of the 18,333 Bridge Warrants issued to, the Registered Stockholder. The securities are directly held by Nicholas Seminario, as a Registered Stockholder. The address for Mr. Seminario is 84 Evergreen Ave., Bethpage, NY 11714.
(29)	Consists of (i) 131,643 shares of our common stock beneficially owned by, and (ii) 183,333 shares of our common stock issuable upon exercise of the 183,333 Bridge Warrants issued to, the Registered Stockholder. William England, Chief Investment Officer of the Member of Walleye Opportunities Master Fund Ltd, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Walleye Opportunities Master Fund Ltd. The principal business address of Walleye Opportunities Master Fund Ltd is 190 Elgin Ave., George Town, Grand Cayman KY-9008, Cayman Islands. Mr. England disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(30)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. Daniel Warsh, Managing Member of each of Warberg WF X LP, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Warberg WF X LP. The principal business address of Warberg WF X LP is 716 Oak Street, Winnetka, IL 60093. Mr. Warsh disclaims beneficial ownership in such securities, except for his pecuniary interest therein.
(31)	Consists of (i) 26,329 shares of our common stock beneficially owned by, and (ii) 36,667 shares of our common stock issuable upon exercise of the 36,667 Bridge Warrants issued to, the Registered Stockholder. Daniel Warsh, Managing Member of each of Warberg WF XI LP, has sole voting and dispositive power over the shares of our common stock held by, or issuable to, Warberg WF XI LP. The principal business address of Warberg WF XI LP is 716 Oak Street, Winnetka, IL 60093. Mr. Warsh disclaims beneficial ownership in such securities, except for his pecuniary interest therein.

Material Transactions with the Selling Stockholders

On July 15, 2022, we completed the PC1 Bridge Loan of the PC1 Notes to the Selling Stockholders, for net cash proceeds of $7.4 million, net of placement agent fees of $0.7 million, pursuant to the Subscription Agreements. In connection with the sale of the PC1 Notes, the Selling Stockholders received the PC1 Warrants to purchase a number of shares of our common stock. The PC1 Notes were scheduled to mature on July 15, 2023, subject to a one-time three-month extension at our election. We elected the extension and extended the maturity date to October 15, 2023. The PC1 Notes bore interest at a rate of 10% per annum payable on maturity. The PC1 Notes were to automatically convert into the securities of our Company sold in a Qualified Financing (an initial public offering of our securities from which our trading market at the closing of such offering is a national securities exchange) or Qualified Event (a direct listing of our securities on a national securities exchange), as applicable, upon the closing of a Qualified Financing or Qualified Event, as applicable, at a price per share equal to the lesser of (i) the price equal to $60.0 million divided by the aggregate number of shares of our common stock outstanding immediately prior to the closing of a Qualified Financing or Qualified Event, as applicable (assuming full conversion or exercise of all convertible and exercisable securities of our Company then outstanding, subject to certain exceptions), and (ii) 70% of the offering price of the shares (or whole units, as applicable) in the Qualified Financing or 70% of the initial listing price of the shares on a national securities exchange in the Qualified Event, as applicable. Each holder of the PC1 Notes (other than LiveOne) may at such holder’s option require our Company to redeem up to 45% of the principal amount of such holder’s PC1 Notes (together with accrued interest thereon, but excluding the an original issue discount of 10%), in aggregate up to $3,000,000 for all of the PC1 Notes (other than those held by LiveOne), immediately prior to the completion of a Qualified Financing or a Qualified Event, as applicable, with such redemption to be made pro rata to the redeeming holders of the PC1 Notes (the “Optional Redemption”).

LiveOne agreed (i) not to effect a Qualified Financing or a Qualified Event, as applicable, unless immediately following such event LiveOne owns no less than 66% of our Company’s equity, unless in either case otherwise permitted by the written consent of the holders of the majority of the PC1 Notes (excluding LiveOne) (the “Majority Noteholders”) and LiveOne’s senior lender, as applicable, (ii) that until a Qualified Financing or a Qualified Event, as applicable, is consummated, LiveOne guaranteed the repayment of the PC1 Notes when due (other than the Bridge Notes issued to LiveOne) and any interest or other fees due thereunder, and (iii) that if we have not consummated a Qualified Financing or a Qualified Event, as applicable, by February 15, 2023, March 15, 2023 or April 15, 2023, as applicable, unless in either case permitted by the written consent of the Majority Noteholders, we were required to redeem $1,000,000 of the then outstanding PC1 Notes pro rata from the PC1 Notes holders (other than the PC1 Notes issued to LiveOne) by the tenth calendar day of each month immediately following such respective date, up to an aggregate redemption of $3,000,000 over the course of such three months, each of which shall be distributed to the holders of the PC1 Notes (other than LiveOne) on a prorated basis (the “Early Redemption”).

We further agreed to register the shares of our common stock issuable upon conversion of the PC1 Notes and exercise of the PC1 Warrants in connection with a Qualified Financing or a Qualified Event. We agreed to use our commercially reasonable best efforts to prepare and file with the SEC a Registration Statement on Form S-1 (or such other form as applicable) on or prior to April 15, 2023 covering, among other securities, the resale under the Securities Act of the shares of our common stock underlying the Securities for an offering to be made on a continuous basis pursuant to Rule 415. We agreed to use its commercially reasonable best efforts to cause such registration statement to be declared effective by the SEC promptly thereafter on or before the PC1 Notes’ maturity date (as may be extended). The registration statement of which this prospectus is a part is being filed to satisfy such requirements. If we did not file such registration statement on or prior to April 15, 2023, we were required to prepay $1,000,000 of the PC1 Notes pro rata to the PC1 Notes holders (other than LiveOne), and if we did not file such registration statement on or prior to July 15, 2023, we would be required to prepay $2,000,000 of the PC1 Notes pro rata to the PC1 Notes holders (other than LiveOne) (the “Reg St Redemption”). We filed such original registration statement before April 15, 2023, and therefore the Reg St. Redemption was not applicable. We were not required to redeem or repay more than a total of $3,000,000 of the principal amount of the PC1 Notes as a result of the Optional Redemption, the Early Redemption and/or the Reg St Redemption.

During the year ended March 31, 2024, we redeemed $3.0 million of principal on the PC1 Notes.

On September 8, 2023, we completed a Qualified Event (the “Spin-Out”)) as a result of our direct listing on The NASDAQ Capital Market on such date (the “Direct Listing”). In connection with such completed Qualified Event, all of the remaining PC1 Notes (including interest thereunder) in the aggregate amount of approximately $7.02 million converted into approximately 2,341,000 shares of our common stock.

DESCRIPTION OF SECURITIES WE ARE OFFERING

General

The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the Certificate of Incorporation and Bylaws that are on file with the SEC.

Our Amended and Restated Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, $0.00001 par value per share, and 100,000,000 shares of our common stock, $0.00001 par value per share.

As of December 27, 2024, there were 24,846,839 and 0 shares of our common stock and preferred stock issued and outstanding, respectively.

As of December 27, 2024, we had 395 holders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. As of December 27, 2024, there were no shares of our preferred stock outstanding, and we have no current plans to issue any shares of our preferred stock.

Authorized and Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Warrants

As of December 27, 2024, there were 3,114,001 warrants outstanding.

2022 Plan Awards

As of December 27, 2024, we have granted restricted stock units and restricted share awards underlying approximately 875,060 shares of our common stock under the 2022 Plan. We have not granted any options to date.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Bylaws

Provisions of our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of a majority of our then outstanding common stock.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “PODC.” The Warrants are not listed on Nasdaq, any national securities exchange or any other nationally recognized trading system.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. We serve as the registrar for the Warrants. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

PLAN OF DISTRIBUTION

We are registering (i) 2,014,001 Warrants to purchase up to 2,014,001 shares our common stock issued to the Selling Stockholders pursuant to the Subscription Agreements, and (ii) up to 2,014,001 shares of our common stock issuable upon the exercise of the 2,014,001 Warrants issued to the Selling Stockholders, and without taking into account the limitations on the exercise of the Warrants set forth in the Warrants, to permit the resale of these Securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale or other disposition of the Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. Assuming the exercise in full of all such 2,014,001 Warrants for cash, we will receive up to an aggregate of approximately $6.0 million from the exercise of all of the Warrants.

The holders of the Securities (and any of their pledgees, assignees and successors-in-interest (the “Selling Stockholders”) may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Any compensation paid to underwriters, broker-dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement and shall comply with the rules and requirements of the FINRA.

We are required to pay certain fees and expenses incurred by us incident to the registration of these shares, estimated to be approximately $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The Securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of their Warrants (or Warrant Shares underlying the Warrants) registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold pursuant to this prospectus, the Warrants (or Warrant Shares underlying the Warrants if such Warrant Shares are sold) will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon by Foley Shechter Ablovatskiy LLP (“FSA”). Certain of FSA’s partners own shares of our common stock, which represent, in the aggregate, beneficial ownership of less than approximately 1.0% of our common stock.

EXPERTS

The consolidated financial statements of PodcastOne, Inc. as of March 31, 2024 and 2023 and for each of the two years in the period ended March 31, 2024 incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part have been so incorporated in reliance on the report of Macias Gini & O’Connell LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the shares of our securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available through the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.podcastone.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus or any applicable prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to PodcastOne, Inc., 345 North Maple Drive, Suite 295, Beverly Hills, CA 90210, Attention: Corporate Secretary, telephone number (310) 858-0888.

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on July 1, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 13, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024;

●	our Current Report on Form 8-K, filed with the SEC on April 4, 2024;

●	our Current Report on Form 8-K, filed with the SEC on May 28, 2024;

●	our Current Report on Form 8-K, filed with the SEC on September 18, 2024;

●	our Current Report on Form 8-K, filed with the SEC on October 10, 2024;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 from our definitive Proxy Statement on Schedule 14A, filed with the SEC on July 26, 2024;

●	the description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K, filed with the SEC on July 1, 2024, and any amendment or report filed with the SEC for purposes of updating such description; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-41795.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished, but not filed, with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary

PodcastOne, Inc.

345 North Maple Drive, Suite 295

Beverly Hills, CA 90210

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

You can also find these filings on our website at www.podcastone.com. We are not incorporating the information on our website other than these filings into this prospectus or any prospectus supplement.

2,014,001 Warrants to Purchase up to 2,014,001 Shares of Common Stock

Up to 2,014,001 Shares of Common Stock underlying the 2,014,001 Warrants

PODCASTONE, INC.

Preliminary Prospectus

The date of this prospectus is         , 2025.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the shares being registered hereby, all of which will be borne by the Company as follows:

SEC registration fee	$925.03
Legal fees and expenses	$25,000
Accounting fees and expenses	$20,000
Printing	$1,000
Miscellaneous	$4,000
Total	$50,925.03

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”) provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions

In addition, in the future, we may enter into indemnification agreements with our directors and officers and some of our executives may have certain indemnification rights arising under their employment agreements with us. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We have been advised that, in the opinion of the SEC, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 18, 2023).
3.2	Certificate of Amendment, dated September 21, 2023, to the Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 27, 2023).
3.3	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 18, 2023).
4.1	Form of 10% Original Issued Discount Convertible Promissory Note, dated July 15, 2022, issued by the Company to the Purchasers (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement, as amended, filed with the SEC on December 27, 2022).
4.2	Form of Warrants, dated July 15, 2022, issued by the Company to the Purchasers (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement, as amended, filed with the SEC on December 27, 2022).
5.1*	Opinion of Foley Shechter Ablovatskiy LLP regarding legality of securities being registered.
10.1	Form of Subscription Agreement, dated as of July 15, 2022, between the Company and the Purchasers (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement, as amended, filed with the SEC on December 27, 2022).
10.2†	The Company’s 2022 Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement, as amended, filed with the SEC on December 27, 2022).
10.3†	Form of Director Option Agreement under the 2022 Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement, as amended, filed with the SEC on March 13, 2023).
10.4†	Form of Employee Option Agreement under the 2022 Equity Incentive Plan (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement, as amended, filed with the SEC on March 13, 2023).
10.5†	Employment Agreement, dated as of August 28, 2023, between the Company and Kit Gray (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 1, 2023).
10.6†	Employment Agreement, dated as of August 9, 2023, between the Company and Sue McNamara (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 15, 2023).
10.7†	Form of Indemnification Agreement between the Company and each of its directors and executive officers (Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement, as amended, filed with the SEC on March 13, 2023).
10.8	Form of Lock-Up Agreement between the Company and each of its directors and executive officers (Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement, as amended, filed with the SEC on March 13, 2023).
10.9	Form of Lock-Up Agreement between the Company and each of the Purchasers (Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement, as amended, filed with the SEC on March 13, 2023).
10.10	Form of Administrative Services Agreement (Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement, as amended, filed with the SEC on May 10, 2023).
10.11	Form of Separation Agreement (Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement, as amended, filed with the SEC on May 10, 2023).
10.12†	The Company’s 2023 Annual Bonus Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on August 15, 2023).
23.1*	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm.
23.2*	Consent of Foley Shechter Ablovatskiy LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement, filed with the SEC on December 13, 2024).
107	Filing Fee Table (previously filed as Exhibit 107 to this Registration Statement, filed with the SEC on December 13, 2024).

†	Management contract or compensatory plan or arrangement.
*	Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on January 3, 2025.

PODCASTONE, INC.

By:	/s/ Kit Gray
	Name:	Kit Gray
	Title:	President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kit Gray	President (Principal Executive Officer)	January 3, 2025
Kit Gray

/s/ Aaron Sullivan	Chief Financial Officer, Secretary and	January 3, 2025
Aaron Sullivan	Treasurer (Principal Accounting Officer)

/s/ Robert S. Ellin	Executive Chairman and Director	January 3, 2025
Robert S. Ellin

*	Director	January 3, 2025
Jay Krigsman

*	Director	January 3, 2025
James Berk

*	Director	January 3, 2025
Ramin Arani

*	Director	January 3, 2025
Patrick Wachsberger

*	Director	January 3, 2025
Carolyn Blackwood

*	Director	January 3, 2025
Jon Merriman

*By:	/s/ Robert S. Ellin
Robert S. Ellin Attorney-in-Fact